AGREEMENT made this 1st day of April, 1999 between NewAgeCities.com, Inc., hereafter referred to as the "Corporation," and Joseph Ardito Jr,. hereinafter referred to as the "Employee."

                              W I T N E S S E T H:

                  In consideration of the mutual convenants and agreements herein contained, the parties hereto agree as follows:

1. A. The Corporation shall employ the Employee and the Employee agrees to be employed by the Corporation as Chief Executive Officer, for a period of two
(2) years beginning April 1, 1999 and ending March 31, 2001 at a salary at the rate of $ 85, 000.00 per annum for the period April 1, 1999 and ending March 31, 2000 and at the rate of $106, 000.00 per annum for the period April 1, 2000 and ending March 31, 2001 payable in equal biweekly installments during the life of this Agreement. The Employee shall perform all duties that are assigned by the Corporation, and the Employee acknowledges that the position may be changed and the duties may be increased, decreased, or otherwise modified at any time in the sole discretion of the Corporation.

         B. In addition to the salary set forth above, the employee shall be paid a bonus of up to twenty-five percent (25%) of the base salary of the prior contract year. Said amount to be determined and approved by the Corporation's Board of Directors. Bonus is to be paid within thirty (30) days of the completion of each contract year (March 31).

         C. At the completion of each contract year (March 31), the employee will be offered options to purchase 20,000 shares of company stock at a price of $2.00 per share.

2. The Employee will devote full time and use best efforts in furtherance of the business of the Corporation and will not be engaged or employed, directly or indirectly, in any other business or enterprise which in any way conflicts with the business interests of the Corporation. The Employee has no commitment or obligation of any kind which is inconsistent with the performance of his or her duties under this Agreement

3. The Employee will promptly disclose to the Corporation all inventions, ideas, designs, methods, systems, improvements, formulae or processes conceived by the Employee, solely or jointly with others, whether or not patentable, which in any way concern or relate to the business of the Corporation or to the industries of which the Corporation is a part, and to execute all instruments necessary to effect disclosure, assignment and patent protection thereof.

4. Employee shall not during or after the expiration or termination of this Agreement, use, divulge, furnish or make accessible to any person, firm, corporation or other business entity, any trade secret, technical data, or proprietary matter relating to the business, practices, methods, or any confidential or secret aspect of the business of the Corporation.

5. A. This Agreement shall continue in full force and effect for the period set forth in Paragraph 1, unless sooner terminated:

                  i. the death of the Employee, in which case the effective date of termination shall be the Employee's date of death, on which date the payment of compensation shall cease.

                  ii. for cause only, in which case the effective date of termination shall be the date the payment of compensation shall cease;

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                  iii. for disability, in which case, the employee shall be paid the regular salary for a period of up to six (6) months.

         B. If the corporation does not renew the agreement after the initial two (2) year tem, a severance payment of six (6) months salary shall be paid to the employee in lump sum.

7. The Employee shall bear all expenses incurred in connection with the performance of duties hereunder, without reimbursement by the Corporation, except those expenses, if any, for which reimbursement will be expressly authorized, it being understood and agreed that the termination fixed in this Agreement includes all unreimbursed expenses.

8. This Agreement shall not be renewable, except in writing and signed by both parties. In the event the Employee shall remain in the employ of the Corporation on and after the expiration date hereof, without a written agreement covering a definite extended period, such continuing employment shall be at the compensation rate set forth above and shall be terminable at the will of either party.

9. All notices under this Agreement shall be in writing and if to the Corporation, will be duly given if sent by certified or registered mail, return receipt requested, to it at New AgeCities.com, Inc., 1181 S. Rogers Circle, Suite 5, Boca Raton, Florida 33487 (Attn: Stanley Siegel) and, if to the Employee, will be duly given if sent by certified or registered mail, return receipt requested, to the Employee's last known address, or to such other addresses as either party may hereafter designate in writing for this purpose.

10. This Agreement, and all of the Corporation's personnel policies and practices in effect from time to time, constitute the entire understanding between the parties, and supersede all prior or contemporaneous verbal or written agreements or communications. The Corporation, in its sole discretion, shall have the right to maintain or establish, and to revise, alter, amend or terminate any personnel policy or practice with or without prior notice to the Employee. No modification hereof shall be valid unless in writing and signed by the Employee and an executive officer of the Corporation, and no discharge of the terms hereof shall be deemed valid unless by full performance or in writing and signed by both parties. Any waiver by the Corporation of any provision or condition of this Agreement to be performed by the Employee shall not constitute a continuing waiver, and the Corporation shall always retain the right to insist upon full and complete performance of all the provisions and conditions hereof.

11. This Agreement is made in the State of Florida and shall be governed and construed exclusively and entirely in accordance with the laws of the State of Florida. It shall inure to the benefit of, and be binding upon, the Corporation, its successors and assigns, and upon the Employee, the Employee's heirs, executors, administrators and legal representative. It shall not be assignable by the Employee without the express written consent of the Corporation, but may be readily assignable by the Corporation. All references herein to the Corporation shall be deemed to include all subsidiaries, divisions and affiliates of the Corporation, both presently existing and hereafter formed.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth above.

                              NewAgeCities.com,Inc.


                              By _________________


                              ____________________

                                Employee


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